Pownn or ArronNnv The undersigned, a director and (or) offîcer of Enviri II Corporation, a Delaware corporation (the "Company") appoints the following individuals, with full power to each of them to act alone, as his or her true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned, (A) any Form ID for purposes of opening an account in the applicant's name on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system and (B) all Forms 3,4 and 5 and any amendments thereto that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Enviri II Corporation. The authority of the following individuals under the Power of Attorney shall continue until the undersigned is no longer required to file Forms 3,4 and 5 with regard to the undersigned's ownership of or transactions in securities of Enviri II Corporation, unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of t934. The following employees of Enviri trCorporation o Senior Vice President and General Counsel . Corporate Secretary o Assistant General Counsel o Senior Governance Manager This authorizationshall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters. IN WHEREOF, I have hereunto set my hand this 6th day of May,2026 Name: Peter F. Minan Title: Executive Vice President and Chief Financial Officer